EXHIBIT 5.1

March 4, 2005

Board of Directors

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Re: Registration Statement on Form S-4 (SEC File No. 333-                 )

Ladies and Gentlemen:

We are acting as counsel to News Corporation, a Delaware corporation (“News Corporation” or the “Company”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed by News Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), to register an additional 24,472,000 shares of News Corporation Class A common stock, par value $0.01 per share (including the associated preferred stock purchase rights) (the “Additional Shares”), pursuant to Rule 462(b) under the Act, in relation to the offer by News Corporation, through its direct wholly-owned subsidiary Fox Acquisition Corp, a Delaware corporation (“Fox Acquisition Corp”), to exchange 2.04 shares of News Corporation Class A common stock for each outstanding share of the Class A common stock, par value $0.01 per share, of Fox Entertainment Group, Inc., a Delaware corporation (“Fox”) (the “Offer”) and the planned “short form” merger of Fox and Fox Acquisition Corp that is expected to follow the successful completion of the Offer (the “Merger,” and together with the Offer, the “Exchange”). The Additional Shares to be issued in connection with the Offer are herein referred to as “Additional Offer Shares” and the Additional Shares to be issued in connection with the Merger are herein referred to as “Additional Merger Shares.” This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on March 3, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.

Resolutions of the Board of Directors of the Company adopted at a meeting held on March 2, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the registration and issuance of the

News Corporation

March 4, 2005

Additional Shares, the effectuation of the Merger and the consummation of the Exchange and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, and (ii) the issuance of the Additional Offer Shares pursuant to the Offer, and (iii) the effectiveness of the Merger, if necessary, and issuance of any Additional Merger Shares pursuant to the Merger, the Additional Shares will be validly issued, fully paid, and nonassessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed above is also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/    HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.

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